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                                                                   EXHIBIT 99.1





CONTACTS:        Shiu Shao                    Glenn Schoenfeld/Eugene G. Heller
                 Chief Financial Officer            Silverman Heller Associates
                 (818) 848-5555                (310) 208-2550



FOR IMMEDIATE RELEASE


     OROAMERICA, INC. ANNOUNCES PLANS FOR STOCK REPURCHASE

BURBANK, California (September 30, 1998) -- OroAmerica, Inc. (Nasdaq NMS: OROA) today announced that its Board of Directors has authorized the repurchase of up to 300,000 shares of its outstanding common stock.

     The stock repurchases may be executed from time to time on the open market at prevailing market prices, or off the market in negotiated transactions.

     OroAmerica President, Chief Executive Officer and Chairman, Guy Benhamou, commented: "We expect to enhance shareholder value with this repurchase program. The Company's revenue and income have improved through the last four consecutive quarters, yet our stock price is trading below book value and not reflecting our improved performance. This action reflects our belief that the intrinsic value of OroAmerica exceeds its present market valuation and reaffirms our confidence in the future direction and growth of the Company."

     At July 31, 1998, the Company had 6.4 million diluted shares of common stock outstanding with a book value of $10.60 per diluted share. Upon completion of the repurchase of shares, the total number of outstanding diluted shares would be reduced by approximately 5% percent.

                                     (more)

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OROAMERICA ANNOUNCES STOCK REPURCHASE PLAN/2


     Founded in 1977, OroAmerica designs, manufactures, sells, and distributes more than 1,800 lines of gold and silver jewelry products, including chain necklaces, bracelets, earrings, rings, charms, pendants, and other precious-metal jewelry items. Its manufacturing facilities are located in the United States, South America, Southeast Asia, and the Caribbean.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, the Company's ability to continue to grow revenues and earnings, various risks of fluctuations in customer demand for gold jewelry, economic conditions, and other factors that could impact demand, revenues and earnings during fiscal 1999 and thereafter, and other risks detailed in the Company's annual report on Form 10-K for the year ended January 30, 1998, in its quarterly report on Form 10-Q for the quarter ended July 31, 1998, and in other Securities and Exchange Commission filings.


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